EXHIBIT 23

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-04871), the Registration Statement on Form S-8 (No. 33-04869), the Registration Statement on Form S-8 (No. 33-18331), and the Prospectus constituting part of the Registration Statement on Form S-3 (No. 33-12125) of Tupperware Corporation of our report dated February 19, 1999 appearing on page 47 of the Annual Report to Shareholders which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page 15 of this Form 10-K.




PricewaterhouseCoopers LLP
Orlando, Florida
March 22, 1999